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Exhibit 10.26

Edwards Lifesciences
Corporation

Edwards Incentive Plan (2005)

Edwards Lifesciences Corporation

Edwards Incentive Plan

I.     PLAN OBJECTIVE

        The Edwards Incentive Plan (the "EIP") is an annual cash bonus program designed to motivate eligible participants to achieve financial and strategic objectives of Edwards Lifesciences Corporation (the "Company"). The EIP is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.    PLAN ADMINISTRATOR

        (a)   The EIP shall be administered by the Edwards Lifesciences Compensation and Governance Committee (the "Committee"). The Committee shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. The Committee may delegate responsibility for plan administration to a designee; provided, however, the Committee may not delegate its responsibility regarding the grant and administration of awards which are intended to qualify as performance-based compensation under Code Section 162(m). The term "Plan Administrator" as used herein shall mean the Committee or its designee.

        (b)   The Plan Administrator shall have full authority to establish the rules and regulations relating to the EIP, to interpret the EIP and those rules and regulations, to select participants in the EIP, to determine each participant's target award, to approve all of the awards, to decide the facts in any case arising under the EIP and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the EIP, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the EIP and the Plan Administrator shall not be authorized to increase the amount of the award payable to a Covered Employee that would otherwise be payable pursuant to the terms of the EIP. The Plan Administrator's administration of the EIP, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the participants in the EIP and their respective beneficiaries.

III.  ELIGIBILITY

        Subject to such limitations or restrictions as the Plan Administrator may impose, the individuals eligible to participate in the EIP shall be regular employees of the Company and its subsidiaries in all locations worldwide.

        The Plan Administrator shall select the actual individuals who shall participate in the EIP for each Plan Year.

IV.    PERFORMANCE GOALS

        (a)   For each Plan Year for which awards are to be made under the EIP, the Committee will pre-establish (in accordance with the requirements of Code Section 162(m)) the performance goals to be achieved in order for any awards to be payable for that Plan Year and the threshold, target and maximum amounts that may be paid if the performance goals are met.

        (b)   The performance goals for participants who are Covered Employees will be based on one or more of the following business or operational criteria:

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  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

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  earnings per share;

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  net income (before or after taxes) or operating income;

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  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

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  sales or revenue targets;

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  market to book value ratio;

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  cash flow or free cash flow (cash flow from operations less capital expenditures);

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  market share;

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  cost reduction goals;

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  budget comparisons;

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  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

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  measures of customer satisfaction;

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  share price (including, but not limited to, growth measures and total shareholder return);

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  working capital;

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  economic value added;

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  percentage of sales generated by products;

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  progress of research and development projects or milestones;

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  growth in sales of products or product lines;

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  any combination of, or a specified increase in, any of the foregoing; and

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  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Each of these measures will be defined by the Plan Administrator on a corporation, subsidiary, group or division basis or the companies with peer group performance may include or exclude specified extraordinary items, as determined by the Plan Administrator.

        (c)   The specific goals for participants who are not Covered Employees may be based on the foregoing criteria or any other criteria determined by the Plan Administrator.

V.     TARGET BONUS LEVELS

        (a)   The Plan Administrator shall specify the performance goals for each participant which may be based on the Company's or a subsidiary's and/or a business unit's achievement of specified targets. The Plan Administrator may also establish individual performance goals for each participant. The Plan Administrator shall establish the threshold, target and maximum bonus levels for each participant in the EIP that will be paid upon the attainment of specified performance goals.

        (b)   Each participant will earn an award for a Plan Year based on the achievement of the performance goals established by the Plan Administrator. The Plan Administrator may adjust, upward or downward, the award for each participant who is not a Covered Employee, based on the Plan Administrator's determination of the overall performance of the Company, the participant's achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines. The Plan Administrator may reduce (but not increase) the award for each Covered Employee based on the Plan Administrator's determination of the overall performance of the Company, the participant's achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines.

        (c)   Unless determined otherwise by the Plan Administrator, the target bonus amounts will be expressed as a dollar amount. In no event may the bonus paid to a participant for a Plan Year exceed two hundred percent (200%) of the participant's target bonus for the Plan Year.

        (d)   The maximum award that a Covered Employee may receive for any Plan Year is $2,500,000.

VI.   PAYMENT OF BONUSES

        (a)   The Plan Administrator shall certify and announce to the participants the awards that will be paid by the Company as soon as practicable following the final determination of the Company's financial results for the Plan Year. Payment of the awards certified by the Plan Administrator shall be made in a single lump sum cash payment as soon as practicable following such certification.

        (b)   Participants must be employed on the date of payment of the awards for the Plan Year to be eligible for an award from the EIP, except as described in subsections (c) and (d) below.

        (c)   Participants who terminate employment prior to the payment of the awards for the Plan Year will not be eligible for any award payment for that Plan Year. However, the Plan Administrator shall have the discretion to authorize a full or partial payment of the bonus to which the participant would have actually become entitled had such individual continued in employee status through the payment date, should such individual's employment terminate prior to such date by reason of his or her death, disability, retirement or involuntary termination due to a reduction in force, departmental reduction or job reduction that occurs after at least six months of service during the Plan Year. The bonus amounts in these cases will be based on the achievement of the performance goals for the Plan Year and the participant's actual level of individual performance. The awards may be prorated based on the period calculated from the date when the individual became eligible for the EIP to the date of termination. Payment will be made in a single payment at the same time as all other awards for the Plan Year are distributed.

        (d)   In the case of the death of a participant, any award payable to the participant shall be paid to his or her beneficiary. For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent's estate.

        (e)   The Plan Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of a Covered Employee, with Section 162(m) of the Code.

VII. CHANGES TO PERFORMANCE GOALS AND TARGET AWARDS

        At any time prior to the final determination of awards, for participants other than Covered Employees, the Plan Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature. The Plan Administrator may make the foregoing adjustments with respect to Covered Employees' awards to the extent the Plan Administrator deems appropriate, considering the requirements of Section 162(m) of the Code.

VIII. DEFERRALS

        Participants who are eligible to participate in any deferred compensation plan of the Company may elect to forego all or a portion of their EIP awards to the extent and in accordance with the requirements of such deferral plan.

IX.   AMENDMENT AND TERMINATION

        Notwithstanding the above, the Committee, at its sole discretion, may amend, modify or change the EIP or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. However, such amendment shall not occur without the appropriate approval of the Company's stockholders, if such approval is required by Code Section 162(m). The Committee may terminate the EIP at any time.

X.    MISCELLANEOUS

        (a)   The following definitions shall apply:

            (i)  "Covered Employee" means a participant who is one of the group of "covered employees" as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

           (ii)  "Plan Year" means the calendar year beginning January 1 and ending December 31.

        (b)   Neither the establishment of the EIP, nor any action taken hereunder, shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the EIP, and no action taken pursuant to the EIP, shall affect the right of the Company to terminate a participant's employment at any time and for any or no reason. The Company is under no obligation to continue the EIP.

        (c)   A participant's right and interest under the EIP may not be assigned or transferred, except upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the EIP to pay awards with respect to the participant. The Company's obligations under the EIP may be assigned to any corporation which acquires all or substantially all of the Company's assets or any corporation into which the Company may be merged or consolidated.

        (d)   The EIP shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company's obligations hereunder shall constitute a general, unsecured obligation; awards shall be paid solely out of the Company's general assets, and no participant shall have any right to any specific assets of the Company.

        (e)   The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.

        (f)    The validity, construction, interpretation and effect of the EIP shall exclusively be governed by and determined in accordance with the laws of the State of California.

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Edwards Lifesciences Corporation
Edwards Incentive Plan (2005)
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Edwards Incentive Plan